Exhibit 4.2

Youku.com Inc.

No.

This is to Certify that                                          of                                                               is the Registered Proprietor of                      Ordinary Shares of                                          each numbered                                          -                                          inclusive, in the above-named Company subject to the Memorandum and Articles of Association thereof.

Executed as a Deed by the Company dated day of , 20

Director In the Presence of: